Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF IONIX TECHNOLOGY, INC.	Filed in the Office of Secretary of State State Of Nevada Business Number E0138932011-3 Filing Number 20211511741Filed On 06/07/2021 13:21:30 PM Number of Pages 4

Pursuant to the provisions of Chapter 78 of the Nevada Revised Statutes (the “Nevada Corporations Act”), the undersigned corporation adopts the following Amendment to the Articles of Incorporation.

1. NAME OF CORPORATION. The name of the corporation is Ionix Technology, Inc. (the “Corporation”).

2. AMENDMENT TO ARTICLES OF INCORPORATION. The amendment adopted by the Corporation is set out in full as follows:

Article Four of the Corporation’s Articles of Incorporation is amended as follows:

ARTICLE IV

Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is 400,000,000 shares. 395,000,000 shares shall be Common Stock, par value $0.0001 per share, and 5,000,000 shares shall be Preferred Stock, par value $0.0001 per share, the rights and preferences of which are and shall be set forth in the Corporations Bylaws.

3. STOCKHOLDER APPROVAL. This Certificate of Amendment to the Articles of Incorporation has been approved by the Stockholders pursuant to the Nevada Corporations Act.

4. EFFECTIVE DATE OF FILING. This Certificate of Amendment to the Articles of Incorporation shall be effective at 12:01 A.M. Pacific Time on June 7, 2021.

IN TESTIMONY HEREOF, the undersigned has executed this Certificate of Amendment to the Articles of Incorporation as of June 7, 2021.

By

/s/ Cheng Li

Cheng Li

Duly Authorized officer, Chief Executive Officer